UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)    September 25, 2013

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

641 Lynnhaven Parkway, Virginia Beach, VA 23452
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2013, the Board of Directors of Hampton Roads Bankshares, Inc. (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, appointed Thomas B. Dix, III Executive Vice President, Chief Financial Officer and Treasurer of the Company effective immediately.  Mr. Dix has served as Interim Chief Financial Officer of the Company since April 2013.

Mr. Dix, 34, had served as Senior Vice President and Treasurer of the Company and BHR since May 2011. Mr. Dix also served as Corporate Secretary of the Company and BHR from October 2011 to April 2013. Previously, Mr. Dix served as Senior Vice President and Credit Risk Manager of the Company from January 2010 through April 2011, Senior Vice President and Chief Lending Officer of Shore Bank from September 2009 through December 2009, and Vice President, Commercial Banking for BHR from April 2009 to August 2009.  Before joining BHR in April 2009, Mr. Dix held positions in credit, asset-based lending, branch management and commercial lending with Mercantile Peninsula Bank/PNC Bank and its predecessor institutions from 2001 to 2009.

In connection with his appointment as Chief Financial Officer, Mr. Dix’s annual base salary will be increased to $250,000.  In addition, Mr. Dix is eligible to participate in all of the plans and arrangements that are generally available to all of the Company’s salaried employees.  All of the aforementioned plans are more fully discussed in the Company’s Proxy Statement for the 2013 Annual Shareholder’s Meeting filed with the Securities and Exchange Commission on June 7, 2013.

A copy of the press release announcing Mr. Dix’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Ex. 99.1	Press Release, dated September 26, 2013, announcing the appointment of Thomas B. Dix, III, as Executive Vice President, Chief Financial Officer and Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: September 26, 2013	By:	/s/ Paul A. Driscoll
Paul A. Driscoll
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
Ex. 99.1	Press Release, dated September 26, 2013, announcing the appointment of Thomas B. Dix, III, as Executive Vice President, Chief Financial Officer and Treasurer.